  Exhibit 99.3
  Credit Outlook
Base Case
▪	Detailed review of all of our consumer and commercial loan categories

▪	For Consumer loan categories (residential mortgages, home equity loans, and auto loans), assumed a continued worsening of loss trends and projected more severe losses for higher risk categories (i.e. loans with high LTVs and/or low FICO scores)

▪	For Commercial portfolios, assumed continued worsening for the commercial portfolios that are impacted the most by current housing and economic conditions (loans to homebuilders and condo builders, commercial real estate for retail and office, building related segments, etc.)

▪	$303 million in remaining 2008 provisions realized as follows: $112 million in Q2, $100 million in Q3 and $91 million Q4
▪	Total 2008 provisions of $438 million, Q1 provisions of $135 million
▪	$294 million in remaining 2008 NCOs realized as follows: $109 million in Q2, $97 million in Q3 and $88 million in Q4
▪	Total 2008 NCOs of $368 million, Q1 NCOs of $74 million
Stress Case
▪	Assumes significantly higher loss experience, predicated on significant deterioration in the credit environment

▪	$617 million in remaining 2008 charge-offs realized as follows: $228 million in Q2, $204 million in Q3 and $185 million in Q4
▪	Total 2008 NCOs of $692 million, total 2008 provisions of $772 million

  Credit Loss Expectations — 9 Months Forecast
($ in millions)

	Net Charge-offs		Provision
	Base Case	Stressed	Base Case	Stressed
CRE	$56.8	$187.5	$71.6	$193.4

Multi-Family	9.8	10.0	9.8	10.3

C&I	61.6	108.0	67.1	111.4

Residential	22.5	80.0	30.0	82.5

Home Equity	21.6	55.8	25.0	57.6
Home Equity *	16.4	36.0	0.0	37.1

	38.0	91.8	25.0	94.7

Auto	105.0	140.0	100.0	144.4

Total 9 months	$293.7	$617.3	$303.5	$636.8

Q1 2008	74.3	74.3	135.0	135.0

Full Year	$368.0	$691.6	$438.5	$771.8

*	Runoff portfolio

  Projected Pro Forma Capital Position

						"Well-
	1st Quarter	Pro Forma Base Case At		Pro Forma Stress Case At		Capitalized"
Capital Ratios - HoldCo	3/31/08	6/30/08	12/31/08	6/30/08	12/31/08	Ratios
Tangible Common Ratio	3.81%	5.47%	6.06%	5.34%	5.68%

Tangible Equity Ratio	4.06	5.73	6.32	5.59	5.94

Tier 1 Ratio	7.15	8.91	9.42	8.76	9.00	≥	6.0%

Leverage Ratio	6.21	7.79	8.44	7.66	8.06	≥	5.0%

Total Capital Ratio	9.47	11.94	12.34	11.79	11.93	≥	10.0%

Double Leverage Ratio	124.5	105.4	101.8	106.8	105.5

Capital Ratios — Bank Level

Tier 1 Ratio	7.48%	7.77%	8.26%	7.64%	8.15%	≥	6.0%

Leverage Ratio	6.84	7.15	7.80	7.03	7.69	≥	5.0%

Total Capital Ratio	10.22	11.24	11.73	11.11	11.61	≥	10.0%

Note: Per Wall Street median estimate, projections assume pre-tax, pre-provision annual income of ~$1.0B for 2008.

1.	Pro forma bank level capital ratios assume that holdco level financing is not downstreamed to bank level, in order to manage double leverage ratio.